Exhibit 10.1

REDBACK NETWORKS INC.
     250 Holger Way
San Jose, CA 95134

August 17, 2001

Mr. Kevin A. DeNuccio

Dear Kevin:

Redback Networks Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.   Position. Your title will be President and Chief Executive Officer (“PCEO”), and you will report to the Company’s Board of Directors (the “Board”). You will also be elected as a member of the Board. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.   Salary. The Company will pay you a salary at the rate of $500,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to review by the Compensation Committee of the Board pursuant to the Company’s executive compensation policies in effect from time to time, but it will not be reduced without your consent.

3.   Annual Incentive Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) for years after 2001 will be awarded based on objective or subjective criteria established by the Compensation Committee of the Board. Your target bonus will be equal to 100% of your annual base salary. Your bonus for the year 2001 will be equal to a pro rata portion of $500,000. The pro rata portion will be a fraction, the numerator of which is the number of calendar days you are employed by the Company in 2001 and the denominator of which is 365. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you arc employed by the Company at the time of payment (except as provided below). The determinations of the Compensation Committee of the Board with respect to your bonus will be final and binding.

4.   Signing Bonus. The Company will pay you a signing bonus of $3,000,000 within five business days after the commencement of your employment. If, before you complete 12 months of continuous employment with the Company and before a “Change in Control” (as defined in the Company’s 1999 Stock Incentive Plan), your employment ends because you resign without Good Reason or due to a termination by the Company for Cause

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(each referred to hereafter as a “Pay-back Event”), then you must return a pro rata portion of the signing bonus (on an after-tax basis) to the Company. The pro rata portion will be equal to one minus a fraction, the numerator of which is the number of calendar days you have been employed by the Company and the denominator of which is 365 (hereafter referred to as the “Pro Rata Return Portion”). For purposes of calculating the after-tax amount of the Pro Rata Return Portion under this Paragraph 4, a 50% marginal tax rate shall be utilized.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) an intentional and material breach of any agreement between you and the Company which causes material harm to the Company, (c) an intentional and material failure to comply with the Company’s written policies or rules which causes material harm to the Company, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct, or (f) an intentional and continued failure to perform assigned duties after receiving written notification of such failure from the Board and the failure to remedy such repeated failure within sixty days of such notice. For these purposes, no act or failure to act shall be considered “intentional” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

5.   Employee Benefits. As an executive of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. You will also be indemnified to the fullest extent permitted by applicable law and be covered under the Company’s directors and officers insurance policy for errors and omissions.

6.   Stock Options. You will be granted an option to purchase 6,500,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date of this letter or the fair market value per share on your first day of employment, whichever is less. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement, except as otherwise provided in this letter agreement.

The option will be immediately exercisable with respect to 1,625,000 shares, but the Pro Rata Return Portion of the 1,625,000 shares will be subject to repurchase by the Company at the exercise price if, before you complete 12 months of continuous employment with the Company, your employment ends due to the occurrence of a Pay-back Event. If the Company is subject to a Change in Control before your employment with the Company terminates, the Company’s right to repurchase any shares will lapse in full.

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The option will become exercisable with respect to the remaining 4,875,000 shares in equal monthly installments over your first 36 months of continuous employment with the Company. If you are subject to an Involuntary Termination, then the exercisable portion of the remaining 4,875,000 shares will be determined by adding 12 months to the actual period of employment that you have completed with the Company. If the Company is subject to a Change in Control before your employment with the Company terminates, then your stock option will immediately be fully vested and exercisable with respect to all shares.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation by you for Good Reason where Good Reason is either (i) a change in your position with the Company that reduces your level of authority or responsibility, (ii) you are no longer PCEO of the Company or its parent entity (if any), (iii) a reduction in your base salary or target bonus, other than a reduction that applies pro rata to all members of the Company’s senior management team, or (iv) receipt of notice that your principal workplace will be relocated more than 30 miles.

In addition, if your employment terminates for any reason other than a Pay-back Event, then your entire option will remain exercisable for a period of 12 months following the date of your termination of employment.

7.   Restricted Shares. You will be granted 500,000 shares of the Company’s Common Stock. The shares will be subject to the terms and conditions applicable to restricted shares granted under the Plan, as described in the Plan and the applicable Restricted Stock Agreement. The Pro Rata Return Portion of the 500,000 shares will revert to the Company if, before you complete 12 months of continuous employment with the Company, your employment ends due to a Pay-back Event. If the Company is subject to a Change in Control before your employment with the Company terminates, then all of your restricted shares will immediately vest in full.

8.   Severance Pay. If you are subject to an Involuntary Termination, the Company will pay you a lump sum equal to the sum of (a) your base salary for a period of 12 months plus (b) your target bonus for the year in which the Involuntary Termination occurs. Your base salary will be based on the rate in effect at the time of the termination of your employment. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Involuntary Termination, then the Company will pay your monthly premium under COBRA until the earliest of (a) the close of the 12-month period following the Involuntary Termination, (b) the expiration of your continuation coverage under COBRA or (c) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment. However, this Paragraph 8 will not apply unless (a) before any Change in Control you and the Company sign a general mutual release of claims (in a form prescribed by the Company) of all known and unknown claims that the Company may then have against you or you may then have against the

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Company or persons affiliated with the Company excepting for claims to indemnification or under the directors and officers insurance coverage and (b) you have returned all Company property.

9. Golden Parachute Payments.

(a)   Gross-Up Payment. If it is determined that any payment or distribution of any type to you or for your benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after you pay all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(b)    Determination by Accountant. All determinations and calculations required to be made under this Paragraph 9 will be made by an independent accounting firm selected by you from among the largest five accounting firms in the United States (the “Accounting Firm”). The Accounting Firm will provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to you and the Company within five business days after you or the Company made a request (if you reasonably believe that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by you, it will furnish you with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that you have substantial authority not to report any Excise Tax on your federal income tax return. If a Gross-Up Payment is determined to be payable, it will be paid to you within five business days after the Determination has been delivered to you or the Company. Any determination by the Accounting Firm will be binding upon the Company and you, absent manifest error.

(c)   Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm will determine the amount of the Underpayment or Overpayment that has occurred. In the case of an

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Underpayment, the amount of such Underpayment will promptly be paid by the Company to you or for your benefit. In the case of an Overpayment, you will, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) you will in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that you have retained or have recovered as a refund from the applicable taxing authorities and (ii) this provision will be interpreted in a manner consistent with the intent of Subparagraph (a) above, which is to make you whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in your repaying to the Company an amount that is less than the Overpayment.

(d)   Limitation on Golden Parachute Payments. Any other provision of this Paragraph 9 notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $100,000 or less, then the Total Payments will be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment will be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company will promptly give you notice to that effect and a copy of the detailed calculation thereof. You may then elect, in your sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable), and you will advise the Company in writing of your election within five business days of receipt of notice. If you make no such election within such five-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable), and it will notify you promptly of such election.

10.   Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

11.   Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board or the Board’s designee.

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12.   Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. Promptly after executing this letter agreement, you will resign from the boards of directors of Callisma, Inc., Netpliance, Inc. and Broad River. The Company acknowledges that you will remain a member of the board of directors of Salesnet. While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

13.   Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable required withholding and payroll taxes and other deductions required by law.

14.   Nomination of Directors Subject to the approval of the Board or its Nominating Committee, you will be entitled to nominate two candidates for election as members of the Board.

15.   Professional Fees. The Company will pay for all reasonable professional fees that are incurred in connection with the negotiation of the terms of your employment and for the preparation, review and interpretation of this letter agreement, but the amount paid will not exceed $10,000.

16.   Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

17.   Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association;

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provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company) or (c) claims for indemnification or under the directors and officers insurance policy.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

*****

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before August 29, 2001. This offer letter is subject to approval by the Board of Directors, to be obtained on or before August 29, 2001.

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8/17/01

Very truly yours,

REDBACK NETWORKS INC.

By: /s/ Pierre R. Lamond
Chairman of the Board of Directors

I have read and accept this employment offer:

/s/ Kevin A. DeNuccio

Signature of Kevin A. DeNuccio

Attachment
Exhibit A: Proprietary Information and Inventions Agreement

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Amendment #1

This is Amendment #1 to the Letter Agreement between Kevin DeNuccio, (“Employee”) and Redback Networks Inc., (“Redback”) with a principal place of business of 250 Holger Way, San Jose, CA 95134 dated August 17, 2001 (“Agreement”).

WHEREAS, the parties have entered into an Agreement under which Redback has agreed to grant Stock Options under its 1999 Stock Incentive Plan (the “Plan”); and

WHEREAS, the parties now desire to grant such options under a S-8 registration;

THEREFORE the parties agree as follows:

1.	In Section 6 of the Agreement, the third sentence of the first paragraph shall be deleted in its entirety and replaced as follows:

“Except as otherwise provided in this letter agreement, the option will be granted under a stock option agreement that has terms substantially similar to options granted under Stock Option Agreements applicable to the Company’s 1999 Stock Incentive Plan (the “Plan”). The options will not be granted under the Plan but will be registered in an S-8 which will be filed within 60 days of the date of this letter agreement.”

2.	Except as expressly stated in this Amendment the Agreement shall continue in full force and effect.

AGREED AND ACCEPTED	AGREED AND ACCEPTED

REDBACK NETWORKS, INC.

____________________________ Kevin A. DeNuccio	___________________________ Thomas L. Cronan, III Vice President and General Counsel